Exhibit 99.1

Contact: Bob Recchia or Mary Broaddus Tel 734.591.4900 or 734.591.7375 recchiab@valassis.com or broaddusm@valassis.com 19975 Victor Parkway, Livonia, MI 48152

Valassis Announces Expectations for Strong First Quarter 2008 Results

Completes Financing for Anticipated Repurchase of Senior Secured Convertible Notes due 2033

Livonia, Mich., April 15, 2008: Valassis (NYSE: VCI) today announced that Management expects adjusted EBITDA* for the first quarter of 2008 to be within the range of $60 million to $65 million on revenue growth to nearly $600 million during such period. This represents an increase in adjusted EBITDA* of 39.5% to 51.2% from pro forma adjusted EBITDA* for the first quarter of 2007 of $43 million (which represents an agreed upon amount with the lenders under the Company’s senior secured credit facility). Pro forma revenue for the first quarter of 2007 was $584.8 million and GAAP reported revenue for such period (which excludes revenue for ADVO, Inc. for the period of Jan. 1, 2007 through March 1, 2007) was $361.3 million. The Company will release its regularly scheduled first-quarter earnings results on May 1, 2008.

On April 15, 2008, the Company successfully closed on the delayed draw term loan portion of its senior secured credit facility in an aggregate principal amount of approximately $160 million. As previously disclosed, the proceeds of the delayed draw term loan will primarily be used in connection with the anticipated exercise of put rights by the holders of Valassis’ Senior Secured Convertible Notes due 2033 (the “2033 Notes”) on May 22, 2008. The Company noted that incremental net interest expense associated with the early close of the delayed draw term loan is estimated to be approximately $500,000.

“In order to alleviate concerns about recent financial market conditions, we felt it prudent to release certain preliminary results for the first quarter of 2008 and to close on the delayed draw term loan early. This further solidifies our strong liquidity position and ensures that the money is readily available if the holders of the 2033 Notes elect to put the Notes to the Company,” said Alan F. Schultz, Valassis Chairman, President and CEO. Schultz also noted that proceeds from the term loan will be invested in cash and cash equivalents, which may include U.S. Treasuries, through the put date of May 22, 2008.

Management noted its strong cash position of approximately $94 million (prior to the addition of the delayed draw term loan in the aggregate principal amount of approximately $160 million) as of March 31, 2008. The Company also has $108.8 million available under its untapped revolving portion of its senior secured credit facility (after giving effect to $11.2 million of outstanding letters of credit).

Non-GAAP Financial Measures

*We define adjusted EBITDA as earnings before net interest and other expenses, income taxes, depreciation, amortization, stock-based compensation expense associated with SFAS No. 123R and amortization of a client contract incentive. Adjusted EBITDA is a non-GAAP financial measure commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies. Accordingly, management believes that adjusted EBITDA may be useful in assessing our operating performance and our ability to meet our debt service requirements. In addition, adjusted EBITDA is used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as a performance criteria for incentive compensation. However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, operating income, cash flow or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;

•	adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;

•

other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as a comparative measure correspondingly decreases.

Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally. Further important information regarding operating results and reconciliations of these non-GAAP financial measures to the most comparable GAAP measures can be found below.

First Quarter 2008: Projected Adjusted EBITDA Reconciliation:

Plan	Low End ($ in millions)	High End ($ in millions)
Net Earnings	$10.4	$13.6

Add back:
Interest and other, net	22.0	22.0
Income taxes	6.1	7.9
Depreciation and amortization	18.3	18.3

EBITDA	$56.8	$61.8

Add back:
FAS123r expense	2.0	2.0
Contract incentive amortization	1.2	1.2

Adjusted EBITDA	$60.0	$65.0

EPS, diluted	$0.22	$0.28

First Quarter 2008 Earnings Release and Conference Call Information

Valassis will release earnings as scheduled on May 1, 2008 and hold an investor call to discuss its first quarter 2008 results on May 1 at 11 a.m. (EDT). The call-in number is (800) 218-4007. The call will simulcast on Valassis’ Web site, at http://www.valassis.com, and replay through May 14, 2008 at (800) 405-2236, pass code 11102665. The earnings release and the webcast will be archived on Valassis’ Web site under “Investor.”

About Valassis

Valassis is the nation’s leading marketing services company, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its newest offering – redplum.com – consumers will find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 29 states and nine countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For more information, visit http://www.valassis.com or http://www.redplum.com.

Safe Harbor and Forward-Looking Statements

Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from the Company’s existing competitors; new competitors in any of the Company’s businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company’s paper or postal costs; changes which affect the businesses of the Company’s clients and lead to reduced sales promotion spending; challenges and costs of achieving synergies and cost savings in connection with the ADVO acquisition and integrating ADVO’s operations may be greater than expected; the Company’s substantial indebtedness, and its ability to incur additional indebtedness, may affect the Company’s financial health; certain covenants in the Company’s debt documents could adversely restrict the Company’s financial and operating flexibility; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in the Company’s clients’ promotional needs, inventories and other factors; the Company’s failure to attract and retain qualified personnel may affect its business and results of operations; a rise in interest rates could increase the Company’s borrowing costs; the outcome of ADVO’s pending shareholder lawsuits; possible governmental regulation or litigation affecting aspects of the Company’s business; and general economic conditions, whether nationally or in the market areas in which the Company conducts its business, may be less favorable than expected. These and other risks and uncertainties related to the Company’s business are described in greater detail in its filings with the United States Securities and Exchange Commission, including the Company’s reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.